Exhibit 99.2

Cerecor Announces Positive Initial Phase 1b Results for CERC-002 in Moderate to Severe Crohn's Disease Patients

•Positive results for low-dose cohort of CERC-002 (1.0 mg/kg) in moderate to severe Crohn's disease patients who had previously failed three or more lines of biologic therapies, including anti-TNF alpha treatments
•Mean reduction in LIGHT levels of approximately 80% compared to baseline signify a dramatic and rapid reduction of LIGHT levels correlating to the pharmacodynamic effect of CERC-002
•Clinically meaningful endoscopic improvement in 75% (3/4) of subjects, as determined by colonoscopy (SES-CD score)
•CERC-002 was well tolerated with no drug related severe adverse events
•Cohort 2 (3.0 mg/kg dose) fully enrolled; complete data anticipated in 2H21
•Promising initial results support expansion to patients with moderate to severe ulcerative colitis refractory to anti-TNF alpha therapies
•The Company believes this second positive proof-of-concept study with CERC-002 further validates the LIGHT mechanism of action in inflammatory diseases

ROCKVILLE, Md. and CHESTERBROOK, Pa., July 26, 2021 -- Cerecor Inc. (NASDAQ: CERC), a biopharmaceutical company focused on becoming a leader in the development and commercialization of treatments for immunologic, immuno-oncologic and rare genetic disorders, today announced positive initial results from a Phase 1b proof-of-concept study evaluating CERC-002, an investigational first-in-class fully human anti-LIGHT (tumor necrosis factor superfamily member 14 (TNFSF14)) monoclonal antibody, in adult patients with moderate to severe Crohn's disease (CD). Crohn’s disease is a disorder affecting as many as 780,000 people in the United States.

Initial Phase 1b Proof-of-Concept Clinical Trial Results

This is a Phase 1b, open-label, dose-escalation, signal-finding, multi-center study. The ongoing study is evaluating the safety, tolerability, pharmacokinetics, and short-term efficacy of CERC-002 in adults with moderate to severe, active Crohn’s disease who have previously failed anti-tumor necrosis factor alpha (anti-TNFα) treatment. The study is a pilot study using a dose-escalation design to characterize the safety and tolerability of two different doses of CERC-002 (1.0 mg/kg and 3.0 mg/kg). All subjects receive a total of four doses of CERC-002 by subcutaneous (SQ) injection at 14-day intervals. The trial is designed to initially evaluate two doses of CERC-002 – 1 mg/kg SQ every two weeks and 3 mg/kg SQ every two weeks. The treatment period of the study is eight weeks – when enrolled subjects are evaluated for safety throughout and colonoscopies are performed at baseline and then again at eight weeks. Subjects enrolled in the study must have moderate to severe disease based on simple endoscopic score for Crohn’s disease (SES-CD) of at least seven and must have failed at least one anti-TNF alpha therapy.

Following eight weeks of treatment, the key preliminary efficacy and safety findings from CERC-002 subjects in the first cohort (n=4) include the following:

Subject #	Age	Prior Therapy / # of Prior Lines	SES-CD		LIGHT pg/mL		Response
			Baseline	8 Weeks	Baseline	8 Weeks
Subject #1	42	Remicade, Entyvio, Stelara	11	4	455	24	Significant mucosal healing: •64% reduction in SES-CD score (moderate to mild) •Patient relapsed post treatment and needed surgery
Subject #2	63	Remicade, Humira, Entyvio, Stelara	18	19	193	29	No evidence of improvement
Subject #3	28	Remicade, Humira, Stelara, Methotrexate	21	15	75	27	Significant mucosal healing: •29% reduction in SES-CD score (severe to moderate) •Exploring single-patient IND
Subject #4	49	Remicade, Stelara, Humira, Entyvio, Methotrexate, Mercaptopurine	12	3	162	45	Significant mucosal healing: •75% reduction in SES-CD score (moderate to mild) •Exploring single-patient IND
Disease severity according to SES-CD score1:
Remission: 0-2
Mild: 3-6
Moderate: 7-15
Severe: >15

1Italian Group for the Study of Inflammatory Bowel Disease. https://www.igibdscores.it/en/info-sescd.html. Accessed July 19, 2021.

Clinical Activity and Preliminary Efficacy Results

•Rapid response within eight weeks of treatment;
•Mean reduction in LIGHT levels of approximately 80% as compared to baseline;
•Clinically meaningful endoscopic improvement in 75% (3/4) of subjects, as determined by colonoscopy (SES-CD score);
•Three subjects that demonstrated endoscopic healing have explored single-patient investigational new drug (IND) applications; and
•One subject (1/4) relapsed post treatment and required surgery.

Preliminary Safety Results

•The adverse events observed in study subjects were mild to moderate with the most common adverse events associated with the gastrointestinal track and the underlying Crohn’s disease;
•There were no treatment emergent serious adverse events attributed to CERC-002;
•No evidence of increased infections or adverse events related to immunosuppression; and
•The favorable safety profile is consistent with that which was seen in the CERC-002 COVID19 ARDS trial that studied a 16 mg/kg single dose.

Based on results of the first cohort of data, the independent safety review committee of the Phase 1b clinical trial endorsed continued dose exploration by proceeding to the next planned cohort (n=4) without protocol modification. The trial is ongoing, and the total duration of participation is approximately 26 weeks. More information can be found on clinicaltrials.gov (NCT03169894).

“Crohn's disease is a serious, chronic disease with symptoms and complications that can have a major impact on patients’ daily lives, and additional therapies are needed to improve the prognosis for many living with this inflammatory bowel disease,” said Gerald W. Dryden, M.D., Ph.D., M.S., MSPH, study investigator and Professor of Medicine and Director of the Inflammatory Bowel Disease Program, Department of Medicine, Gastroenterology, Hepatology and Nutrition at the University of Louisville. “This proof-of-concept study included patients with moderate to severe Crohn's disease who failed more than three biologic treatment alternatives with multiple mechanisms of actions and had very resistant disease. These positive results support further advancement as a potential new treatment option that may address the unmet needs of patients living with this challenging disease.”

“We are delighted with the therapeutic response and favorable safety and tolerability profile observed in this initial cohort of our Phase 1b study for CERC-002 in moderate to severe Crohn’s disease subjects refractory to biologics, and we plan to proceed into further clinical development. Later this year, we expect to report additional efficacy and safety data from the high dose cohort for this ongoing open-label study and intend to use those data as an important component of the design of the next clinical study,” said H. Jeffrey Wilkins, M.D., Chief Medical Officer of Cerecor. “These encouraging results are our second positive proof-of-concept with this novel first-in-class monoclonal antibody, and we believe further validate the LIGHT mechanism of action in both acute and chronic inflammatory diseases. Our goal is to develop promising therapeutics driven by our biomarker approach which elucidates novel targets for combating specific auto-immune disorders which still have a significant unmet need.”

Investor Conference Call and Webcast

Cerecor management will host an investor webcast and conference call today at 4:30 p.m. ET to discuss the initial Phase 1b proof-of-concept Crohn’s disease results of CERC-002, as well the next steps for the CERC-002 clinical program. The conference call may be accessed by dialing +1 (833) 693-0535 for participants based in the United States or +1 (661) 407-1574 for participants based outside of the United States and entering conference ID 1979467. The accompanying slide presentation and live webcast may be accessed by visiting the investor relations section of the Cerecor website at www.cerecor.com. Following the webcast, a replay will be available on the website.

CERC-002 (anti-LIGHT monoclonal antibody)

CERC-002 is a fully human anti-LIGHT or tumor necrosis factor superfamily member 14 (TNFSF14) monoclonal antibody licensed from Kyowa Kirin Co., Ltd. It is the only clinical-stage anti-LIGHT therapy and has the potential to treat a number of LIGHT-associated immune diseases, including cytokine storm-induced COVID-19 ARDS. It is currently in development for Crohn’s disease and cytokine storm induced COVID-19 ARDS. Cerecor has also developed a validated, high sensitivity serum/plasma LIGHT assay in collaboration with Myriad RBM.

Role of LIGHT in Acute Inflammatory Response

LIGHT (homologous to Lymphotoxin, exhibits inducible expression and competes with HSV glycoprotein D for binding to herpesvirus entry mediator, a receptor expressed on T lymphocytes) is a cytokine with inflammatory actions encoded by the TNFSF14 gene. LIGHT plays an important role in regulating immune responses in the lung, gut and skin. It stimulates T Cell and B Cell response as well as induces the release of other cytokines such as IL-1, IL-6, IL-8, IL-10, TNF and GM-CSF. Therefore, LIGHT potentially plays a key role in immune responses to viral pneumonia and other diseases.

About Cerecor

Cerecor is a biopharmaceutical company focused on becoming a leader in the development and commercialization of treatments for immunologic, immuno-oncologic and rare genetic disorders. The company is advancing its clinical-stage pipeline of innovative therapies that address unmet patient needs within rare and orphan diseases. The company's rare disease pipeline includes CERC-801, CERC-802 and CERC-803, which are in development for congenital disorders of glycosylation and CERC-006, an oral mTORc1/c2 inhibitor in development for the treatment of complex lymphatic malformations. The company is also developing two monoclonal antibodies, CERC-002, and CERC-007. CERC-002 targets the cytokine LIGHT (TNFSF14) and is in clinical development for treatment of severe pediatric-onset Crohn's disease and COVID-19 acute respiratory distress syndrome. CERC-007 targets the cytokine IL-18 and is in clinical development for the treatment of Still’s disease (adult onset Still’s disease (AOSD) and systemic juvenile idiopathic arthritis (sJIA)) and multiple myeloma (MM). CERC-006, 801, 802 and 803 have all received Orphan Drug Designation and Rare Pediatric Disease Designation, which makes all four eligible for a priority review voucher upon FDA approval.

For more information about Cerecor, please visit www.cerecor.com.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the development of product candidates or products; timing and success of trial results and regulatory review; potential attributes and benefits of product candidates; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including: drug development costs, timing and other risks, including reliance on investigators and enrollment of patients in clinical trials, which might be slowed by the COVID-19 pandemic; regulatory risks; Cerecor's cash position and the potential need for it to raise additional capital; general economic and market risks and uncertainties, including those caused by the COVID-19 pandemic; the risk that preliminary findings from our clinical studies may not be indicative of subsequent study results; and those other risks detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries
Chris Brinzey
Westwicke, an ICR Company
Chris.brinzey@westwicke.com
339-970-2843

or

Schond L. Greenway
Investor Relations
Chief Financial Officer
Cerecor Inc.
sgreenway@cerecor.com
610-522-6200

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